EXHIBIT 99.1

S&W Announces Completion of Rights Offering

Company Raises $8.8 Million from Existing Securities Holders

For Immediate Release
Company Contact: Matthew Szot, Chief Financial Officer S&W Seed Company Phone: (559) 884-2535 www.swseedco.com	Investor Contact: Joe Dorame, Robert Blum, Joe Diaz Lytham Partners, LLC Phone: (602) 889-9700 sanw@lythampartners.com www.lythampartners.com

FRESNO, California - February 29, 2016 - S&W Seed Company (Nasdaq: SANW) announced today the completion of its previously announced rights offering and accompanying noteholders' participation rights offering.

The Company received subscriptions and oversubscriptions in the rights offering from its existing stockholders for a total of 1,930,654 shares, for aggregate gross proceeds of approximately $8.0 million. The Company initially offered 1,923,077 shares under the basic subscription privilege, with the possibility of making additional shares available for oversubscriptions. The subscription rights period expired at the close of business on February 22, 2016.

Mark Grewal, chief executive officer of S&W Seed Company, commented, "We appreciate the response from our existing stockholders to participate in the basic rights offering, with subscriptions coming in over the originally allotted amounts. This rights offering provided us with an effective means to raise capital, without the added fees associated with traditional capital raises, and provided our existing shareholders, both large and small, with an opportunity to retain ownership. Again, we appreciate the strong shareholder support as this offering provides us with a foundation for the future."

Following the expiration of the subscription rights period, the Company conducted a separate registered offering to the original purchasers of the Company's convertible notes in which it made available up to 576,923 shares of its common stock at the same price per share offered in the rights offering. This separate offering was made to satisfy the Company's contractual obligation to provide its noteholders with the opportunity to purchase 30% of the shares offered in our rights offering. The Company sold 195,028 shares of its common stock in this separate offering for total proceeds of approximately $810,000.

Combined, the Company issued a total of 2,125,682 shares of its common stock at a price of $4.15 per share for total gross proceeds to the Company of approximately $8.8 million.

The Company expects Transfer Online, Inc., the subscription agent for the rights offering, to finish tabulating the allocation today and to begin distributing the shares as soon as possible thereafter. Following the issuance and distribution of the shares, the Company will have a total of 16,813,666 shares outstanding.

S&W Seed Company anticipates using proceeds from the rights offering to service its convertible debt and general corporate purposes.

A registration statement on Form S-3 relating to the offer and sale of the shares in the rights offering was filed with the Securities and Exchange Commission and was declared effective on January 22, 2016.  In addition, a prospectus supplement dated February 26, 2016 was filed to effect a takedown from the Company's existing shelf registration statement that was declared effective on December 9, 2013 to accommodate the noteholders' participation rights offering. Copies of the prospectus forming a part of the January 22, 2016 registration statement, as well as the February 26, 2016 prospectus supplement may be obtained free of charge at the website maintained by the SEC at www.sec.gov.

About S&W Seed Company
Founded in 1980, S&W Seed Company is a global agricultural Company, headquartered in Fresno, California. The Company's vision is to be the world's preferred proprietary seed Company which supplies a range of forage and specialty crop products that supports the growing global demand for animal proteins and healthier consumer diets. The Company is the global leader in alfalfa seed, with unrivaled research and development, production and distribution capabilities. S&W's capabilities span the world's alfalfa seed production regions, with operations in the San Joaquin and Imperial Valleys of California, five other U.S. states, Australia, and three provinces in Canada, and S&W sells its seed products in more than 30 countries around the globe.  Additionally, the Company is utilizing its research and breeding expertise to develop and produce stevia, the all-natural, zero calorie sweetener for the food and beverage industry. For more information, please visit www.swseedco.com.

Safe Harbor Statement
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." Forward-looking statements in this release include, but are not limited to, statements concerning the possible uses of the net proceeds You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in our filings with the Securities and Exchange Commission, including the prospectus for the rights offering, our Annual Report on Form 10-K for the fiscal year ended June 30, 2015, and in other filings subsequently made by the Company with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.